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Exhibit 99.3

Bentley to Host Tennessee State University Hall of Fame Athletes Website MONDAY, MAY 07, 2001 8:05 AM - PRNewswire

LOS ANGELES, May 7, 2001 /PRNewswire via COMTEX/ -- Bentley Communications Corp. (OTC:BTLY) is proud to announce it will be hosting www.EyesOfTheTiger.com, a website highlighting the consolidation of famous alumni in the Tennessee State University athletic program. Dr. Dick "Skull" Barnett, who is considered to be the greatest basketball player in Tiger history, is instrumental in launching this project. A former pro on such teams as Syracuse, the Lakers and The Knicks, Dr. Barnett is now the President of the Athletic Role Model Educational Institute, a non-profit organization with a focus on "at risk" students in the educational process, with such dedicated board members as Shaquille O'Neal and Kobe Bryant.
Dr. Barnett has enlisted the considerable talent and resources of Hall of Fame personalities Wilma Rudolph, Edward "Too Tall" Jones, and Richard Dent to name a just a few, to add strength and visibility to this mission.

Bentley will build, manage and host each and every website, including a 50/50 profit split on all e-commerce and transactions.

www.EyesOfTheTiger.com intends to interlock academics and athletics to provide scholarships for deserving students. The website will provide information and announce workshops, sell products, and hold seminars directed to young people preparing for adult responsibilities. The website will inform, educate and advise. www.EyesOfTheTiger.com will also act as a town hall, a sounding board, an athletic resource, and a gathering place for all former TSU graduates.
In addition, Dr. Barnett hopes that the high profile and respectability of his collaborators will allow them to gather resources, including athletic scholarships, to produce the role models of the future.

Forward-looking statements:
Certain statements in this news release may constitute "forward looking" statements within the meaning of section 21e of the securities exchange act of 1934. Such forward looking statements involve risks, uncertainties and other factors, which may cause the actual results, performance or achievement expressed or implied by such forward looking statements to differ materially from the forward looking statements.

For more information contact: Gordon F. Lee, Chairman & CEO of Bentley Communications Corporation, 9800 S. Sepulveda Blvd., Suite 625, Los Angeles, CA 90045, Tel: (310) 342-0760, Fax: (310) 342-0704.
Corporate links: www.BentleyCommCorp.com, www.BentleyBlvd.com, www.TwirlMe.com, www.Celebrity-Pros.com

SOURCE    Bentley Communications Corp.
CONTACT:  Gordon F. Lee, Chairman & CEO of Bentley Communications
          Corporation, 310-342-0760, fax, 310-342-0704